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                                                                   EXHIBIT 10.26

                                 (TERAYON LOGO)



                       TERAYON COMMUNICATION SYSTEMS, INC.



                                EXECUTIVE ANNUAL

                           INCENTIVE COMPENSATION PLAN



                                   FISCAL 2003
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THIS PLAN, by Terayon Communication Systems, Inc. ("Terayon" or the "Company"),
a Delaware corporation, hereby establishes the Terayon Communication Systems, Inc. Executive Annual Incentive Compensation Plan (the "Executive Incentive Plan" or the "Plan") in accordance with the following terms and conditions.

A. INTRODUCTION

1. EFFECTIVE DATE

This Executive Incentive Plan is effective January 1, 2003 through December 31, 2003, unless otherwise terminated according to Section D.7.

2. OBJECTIVES

The objectives of the Executive Incentive Plan are to align compensation of executives with the Company's performance, and to motivate and reward executives for driving performance that will enhance the Company's long-term shareholder value.

3. PARTICIPATION

Participation in the Executive Incentive Plan is limited to the selected executives (the "Participants" or "Executives") of the Company as determined by the Company's Compensation Committee (the "Compensation Committee) in its sole discretion. Executives who are on any other cash incentive, commission or bonus plan are generally not eligible for the Executive Incentive Plan.

B. DEFINITIONS

The terms used in this Plan shall have the following meanings:

1. "BASE EARNINGS" means the actual base salary earned in a given period. It includes regular pay, holiday, vacation, floating holiday, sick leave and other paid time off.

2. "INCENTIVE TARGET PERCENTAGE" is a factor that determines an Executive's Target Incentive Compensation. It is expressed as a percentage of Base Earnings. The Incentive Target Percentage ranges from 30% to 50% and is determined for each Executive by the Compensation Committee.

3. "TARGET INCENTIVE COMPENSATION" means the dollar amount of incentive compensation an Executive would earn in fiscal 2003 if the Corporate Performance Factor and Individual Performance Factor exactly meet the target performance. Target Incentive Compensation is calculated as the Executive's Base Earnings multiplied by the Incentive Target Percentage.

4. "ELIGIBLE INCENTIVE COMPENSATION" means the dollar amount of incentive compensation an Executive is eligible to earn for fiscal 2003 after the Corporate Performance Factor is applied. Eligible Incentive Compensation is calculated as Target Incentive Compensation multiplied by the Corporate Performance Factor.
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5.    "ACTUAL INCENTIVE COMPENSATION" means the actual incentive award payable to an Executive, and is the sum of the Executive's actual Corporate Performance Component and the Executive's actual Individual Performance Component.

6. "CORPORATE PERFORMANCE FACTOR" is a percentage derived from the Company's achievement against Revenue and Operating Income/(Loss) targets, and is calculated in the matrix shown in Section C.1. The Corporate Performance Factor will be 0% if either the Revenue or Operating Income/(Loss) falls below the minimum required level as shown in the matrix. The Corporate Performance Factor will be accelerated as shown in the matrix if the Revenue and/or Operating Income/(Loss) exceed 100% of target.

7. "CORPORATE PERFORMANCE COMPONENT" means the portion of the incentive compensation that is paid based on the Company's financial performance against target level performance.

8. "INDIVIDUAL PERFORMANCE COMPONENT" means the portion of the incentive compensation that is paid based on the Executive's individual performance against pre-established Individual Performance Objectives.

9. "INDIVIDUAL PERFORMANCE FACTOR" is a measure of an Executive's performance against his or her pre-established Individual Performance Objectives.

10. "INDIVIDUAL PERFORMANCE OBJECTIVES" means the key strategic, operational and budget objectives assigned to an Executive during fiscal 2003. The objectives must be specific, measurable, and must directly or indirectly support the Company's strategic and operational objectives.

11. "REVENUE" means the net Revenue as reported in the Company's publicly issued financial statements for fiscal 2003.

12. "OPERATING INCOME/(LOSS)" means the operating income/(loss) as reported in the Company's publicly issued financial statements for fiscal 2003. This reported amount may be modified by the Compensation Committee, at its discretion and solely for purposes of measurement under this Plan, to exclude certain one-time expenses resulting from acquisitions, divestitures, restructurings, or other similar actions.

C. INCENTIVE COMPENSATION CALCULATION FORMULA

The payment of incentive compensation is determined based on the Company's financial performance and the Executive's individual performance.

1. CORPORATE PERFORMANCE COMPONENT

75% of the Executive's incentive compensation is based on the Company's performance against the Operating Income/(Loss) target and the Revenue target. A minimum level of performance against both targets must be achieved before any incentive compensation is paid for the Corporate Performance Component. The minimum level requirement for the Operating Income/(Loss) performance is 85% of target and the minimum level requirement for the Revenue performance is 75% of target.
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13.   The Operating Income/(Loss) target and the Revenue target for fiscal 2003 are established by the Company's Board of Directors as part of the Board-approved fiscal 2003 financial plan. The fiscal financial Plan may be modified by the Compensation Committee, at its discretion and solely for purposes of measurement under this Plan, to adjust revenue and operating income targets to reflect certain extraordinary items including acquisitions, divestitures, restructurings, or other similar actions.

After the minimum level requirements are met on both the Operating Income/(Loss) target and the Revenue target, the incentive compensation payout amount for the Corporate Performance Component is 75% multiplied by the Executive's Eligible Incentive Compensation, using the applicable Corporate Performance Factor as shown in the matrix below.

     CORPORATE PERFORMANCE FACTOR - PERCENT OF TARGET INCENTIVE COMPENSATION

  OPERATING
INC/(LOSS) VS
   TARGET
140%             0%       161%    171%    193%    200%     200%    200%     200%     200%    200%
135%             0%       146%    156%    175%    195%     200%    200%     200%     200%    200%
130%             0%       133%    142%    159%    177%     195%    200%     200%     200%    200%
125%             0%       121%    129%    145%    161%     177%    195%     200%     200%    200%
120%             0%       110%    117%    132%    146%     161%    177%     195%     200%    200%
115%             0%       100%    106%    120%    133%     146%    161%     177%     195%    200%
110%             0%       91%     97%     109%    121%     133%    146%     161%     177%    195%
105%             0%       83%     88%     99%     110%     121%    133%     146%     161%    177%
100%             0%       75%     80%     90%     100%     110%    121%     133%     146%    161%
95%              0%       71%     76%     86%     95%      105%    115%     126%     139%    153%
90%              0%       68%     72%     81%     90%      99%     109%     120%     132%    145%
85%              0%       64%     68%     77%     85%      94%     103%     113%     124%    137%
<85%             0%       0%      0%      0%      0%       0%      0%       0%       0%      0%

                 <75%     75%     80%     90%     100%     105%    110%     115%     120%    125%

                               REVENUE VS. TARGET

The maximum payout to an Executive for the Corporate Performance Component is 200% of the Executive's target Corporate Performance Component (i.e. 75% x Eligible Incentive Compensation [Target Incentive Compensation x 200%]).
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2. INDIVIDUAL PERFORMANCE COMPONENT

25% of the Executive's incentive compensation is determined based on the Executive's Individual Performance Factor, which is a measure of the Executive's performance against pre-established Individual Performance Objectives and is expressed as a percentage ranging from 0%-100%. The Individual Performance Factor for each Executive will be determined by the Chief Executive Officer of the Company with the exception of his Individual Performance Factor which will be determined by the Compensation Committee. The Compensation Committee may subsequently adjust Individual Performance Factors in its discretion.

The incentive compensation payout for the Individual Performance Component is 25% multiplied by the Executive's Eligible Incentive Compensation and the Executive's Individual Performance Factor.

The maximum payout to an Executive for the Individual Performance Component is 200% of the Executive's target Individual Performance Component (i.e. 25% x Eligible Incentive Compensation [Target Incentive Compensation x 200%] x 100%).

If the Corporate Performance Factor is 0% as a result of the Company not achieving the minimum level in Revenue or Operating Income/(Loss), the Compensation Committee has the discretion to pay any, all, or none of the Executives up to 100% of the respective Executive's target Individual Performance Component (i.e. 25% x Target Incentive Compensation x Individual Performance Factor).

Individual Performance Objectives are established by the Executive's manager. Individual Performance Objectives should directly or indirectly support the key strategic and operational objectives of the Company. In general, Individual Performance Objectives must be clearly defined and measurable with stated achievement criteria. Individual Performance Objectives may be changed during the fiscal year as business conditions dictate. Any changes to Individual Performance Objectives must be reviewed and approved by the Executive's manager.

3. INCENTIVE COMPENSATION CALCULATION FORMULA

The incentive compensation for the Corporate Performance Component is calculated as follows:

      - Base Earnings x Incentive Target % x Corporate Performance Factor x 75% = actual Corporate Performance Component

The incentive compensation for the Individual Performance Component is calculated as follows:

      - Base Earnings x Incentive Target % x Corporate Performance Factor x Individual Performance Factor x 25% = actual Individual Performance Component

D. ADMINISTRATIVE PROVISIONS
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1. ELIGIBILITY

The Executive must be employed by the Company on or before the first working day of the fourth fiscal quarter of fiscal 2003 and must be employed by the last working day of fiscal 2003 to be eligible for a fiscal 2003 incentive compensation payment.

2. NEW HIRES AND TRANSFERS

Executives who join the Company and/or whose participation in the Executive Incentive Plan starts during fiscal 2003 will receive their incentive compensation on a pro-rata basis for the duration during which they were eligible for the Executive Incentive Plan.

Executives who transfer into an Executive Incentive Plan-eligible position or Executives whose eligibility in the Plan ceases during fiscal 2003 will receive their incentive compensation on a pro-rata basis for the applicable period.

3. TERMINATION

There will be no incentive compensation payout if a Plan Participant's employment is terminated by either the Participant or the Company before the last working day of fiscal 2003.

4. PRORATING METHOD

A Participant's incentive compensation is prorated if the participation in the Plan is not for the entire fiscal year. The actual Base Earnings earned by the Participant during the calendar period he or she was eligible for the Plan will be used in the incentive compensation calculation.

5. TIMING AND FORM OF PAYMENT OF INCENTIVE COMPENSATION

Payment of the Actual Incentive Compensation shall be made as soon as practical upon announcement of the Company's fiscal 2003 financial results, and, as business conditions dictate, will be paid either during a normal payroll cycle or as a separate check.

6. AT WILL EMPLOYMENT

The employment of all Plan Participants at Terayon is "at will" and is for no specified term and may be terminated by the Executive or the Company at any time, with or without cause or advance notice. Participation in this Plan does not grant an Executive the right to continued employment or any right to continuation in his/her job assignment. This at-will employment relationship cannot be changed except in a written format signed by the Chief Executive Officer of Terayon.

7. PLAN TERMINATION AND MODIFICATION

The Company retains the right to modify, amend, revoke, suspend, terminate or change this Plan and each provision at any time, with or without prior notice, with respect to all or any Participants, without having to consult or reach agreement with anyone. This Plan may not be altered or amended except in writing signed by Terayon's Chief Executive Officer, such alterations or amendments to have been previously authorized by the Compensation Committee.

8. EXCEPTIONS
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Any exceptions to the terms and conditions of this Plan must be approved by the
Compensation Committee.

9. DISPUTES

In the event of any dispute arising out of this Plan, the decision of the Compensation Committee will be final and binding.

                                      [End]